Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ALTRA INDUSTRIAL MOTION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$4,099,574,414.74	.0001102	$451,773.10

Fees Previously Paid	—		—

Total Transaction Valuation	$4,099,574,414.74

Total Fees Due for Filing			$451,773.10

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$451,773.10

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of October 26, 2022, by and among Regal Rexnord Corporation, Aspen Sub, Inc. and Altra Industrial Motion Corp.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.001 per share (“Common Stock”), of Altra Industrial Motion Corp.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on November 17, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 66,566,849, which consists of:

a.	65,169,434 issued and outstanding shares of Common Stock;

b.	676,238 shares of Common Stock subject to issuance pursuant to outstanding Company Options;

c.	355,246 shares of Common Stock subject to issuance pursuant to outstanding Company RSUs; and

d.	365,931 shares of Common Stock subject to issuance pursuant to outstanding Company PSUs (assuming achievement of the maximum level of performance).

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on November 17, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 65,169,434 shares of Common Stock multiplied by the Merger Consideration of $62.00;

b.

the product of 676,238 shares of Common Stock subject to issuance pursuant to outstanding Company Options multiplied by $21.23 (which is the difference between $62.00 and the weighted average exercise price of $40.77 per share);

c.	the product of 355,246 shares of Common Stock subject to issuance pursuant to outstanding Company RSUs multiplied by the Merger Consideration of $62.00; and

d.

the product of 365,931 shares of Common Stock subject to issuance pursuant to outstanding Company PSUs (assuming achievement of the maximum level of performance) multiplied by the Merger Consideration of $62.00 (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .0001102.